
                                                                  Exhibit 2.1


                        AGREEMENT AND PLAN OF REORGANIZATION

                                    BY AND AMONG

                                   SUPERGEN, INC.

                              ROYALE ACQUISITION CORP.

                                        AND

                            SPARTA PHARMACEUTICALS, INC.




                            DATED AS OF JANUARY 18, 1999

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                                  TABLE OF CONTENTS
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Page
ARTICLE I THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.2  Effective Time; Closing. . . . . . . . . . . . . . . . . . . . . . . 2
     1.3  Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.4  Certificate of Incorporation; Bylaws . . . . . . . . . . . . . . . . 2
     1.5  Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . 2
     1.6  Effect on Capital Stock. . . . . . . . . . . . . . . . . . . . . . . 3
     1.7  Unvested SPI Capital Stock . . . . . . . . . . . . . . . . . . . . . 4
     1.8  Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . . . 5
     1.9  Surrender of Certificates. . . . . . . . . . . . . . . . . . . . . . 5
     1.10 No Further Ownership Rights in SPI Capital Stock . . . . . . . . . . 7
     1.11 Lost, Stolen or Destroyed Certificates . . . . . . . . . . . . . . . 7
     1.12 Tax and Accounting Consequences. . . . . . . . . . . . . . . . . . . 7
     1.13 Taking of Necessary Action; Further Action . . . . . . . . . . . . . 7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SPI . . . . . . . . . . . . . . . 8
     2.1  Organization of SPI. . . . . . . . . . . . . . . . . . . . . . . . . 8
     2.2  SPI Capital Structure. . . . . . . . . . . . . . . . . . . . . . . . 8
     2.3  Obligations With Respect to Capital Stock. . . . . . . . . . . . . . 9
     2.4  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     2.5  SEC Filings; SPI Financial Statements. . . . . . . . . . . . . . . .11
     2.6  Absence of Certain Changes or Events . . . . . . . . . . . . . . . .12
     2.7  Tax. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
     2.8  Title to Properties; Absence of Liens and Encumbrances . . . . . . .13
     2.9  Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . .14
     2.10 Compliance; Permits; Restrictions. . . . . . . . . . . . . . . . . .15
     2.11 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     2.12 Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . . . .15
     2.13 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . .15
     2.14 Employees; Labor Matters . . . . . . . . . . . . . . . . . . . . . .16
     2.15 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . .16
     2.16 Agreements, Contracts and Commitments. . . . . . . . . . . . . . . .17
     2.17 Change of Control Payments . . . . . . . . . . . . . . . . . . . . .18
     2.18 Statements; Proxy Statement/Prospectus . . . . . . . . . . . . . . .18
     2.19 Board Approval . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     2.20 Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . .19
     2.21 Section 203 of the Delaware General Corporation Law Not
          Applicable . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SG AND MERGER SUB. . . . . . . .19
     3.1  Organization of SG . . . . . . . . . . . . . . . . . . . . . . . . .19
     3.2  SG and Merger Sub Capital Structure. . . . . . . . . . . . . . . . .20


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     3.3  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
     3.4  SEC Filings; SG Financial Statements . . . . . . . . . . . . . . . .21
     3.5  Absence of Certain Changes or Events . . . . . . . . . . . . . . . .21
     3.6  Statements; Proxy Statement/Prospectus . . . . . . . . . . . . . . .22

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME . . . . . . . . . . . . . . . .22
     4.1  Conduct of SPI's Business. . . . . . . . . . . . . . . . . . . . . .22

ARTICLE V ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . .24
     5.1  Proxy Statement/Prospectus; Registration Statement; Other
          Filings; Board Recommendations . . . . . . . . . . . . . . . . . . .24
     5.2  Meeting of Stockholders. . . . . . . . . . . . . . . . . . . . . . .25
     5.3  Confidentiality; Access to Information . . . . . . . . . . . . . . .25
     5.4  No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . .26
     5.5  Public Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . .27
     5.6  Legal Requirements . . . . . . . . . . . . . . . . . . . . . . . . .27
     5.7  Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . .28
     5.8  Notification of Certain Matters. . . . . . . . . . . . . . . . . . .28
     5.9  Reasonable Best Efforts and Further Assurances . . . . . . . . . . .28
     5.10 Stock Options and Warrants and Employee Benefits.. . . . . . . . . .29
     5.11 Form S-8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     5.12 Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . .29
     5.13 NASDAQ National Market Listing . . . . . . . . . . . . . . . . . . .30
     5.14 SPI Affiliate Agreement. . . . . . . . . . . . . . . . . . . . . . .30
     5.15 Regulatory Filings; Reasonable Efforts.. . . . . . . . . . . . . . .30
     5.16 Tax-Free Reorganization. . . . . . . . . . . . . . . . . . . . . . .31
     5.17 SPI Rights Plan. . . . . . . . . . . . . . . . . . . . . . . . . . .31
     5.18 Voting Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .31

ARTICLE VI CONDITIONS TO THE MERGER. . . . . . . . . . . . . . . . . . . . . .31
     6.1  Conditions to Obligations of Each Party to Effect the Merger . . . .31
     6.2  Additional Conditions to Obligations of SPI. . . . . . . . . . . . .32
     6.3  Additional Conditions to the Obligations of SG and Merger Sub. . . .33

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . . . .34
     7.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     7.2  Notice of Termination; Effect of Termination . . . . . . . . . . . .35
     7.3  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .35
     7.4  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
     7.5  Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . . . . .36

ARTICLE VIII GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . .36
     8.1  Non-Survival of Representations and Warranties . . . . . . . . . . .36


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     8.2  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
     8.3  Interpretation; Knowledge. . . . . . . . . . . . . . . . . . . . . .37
     8.4  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     8.5  Entire Agreement; Third Party Beneficiaries. . . . . . . . . . . . .38
     8.6  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     8.7  Other Remedies; Specific Performance . . . . . . . . . . . . . . . .38
     8.8  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     8.9  Rules of Construction. . . . . . . . . . . . . . . . . . . . . . . .38
     8.10 Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39

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


                                  INDEX OF EXHIBITS


EXHIBIT A      Form of Affiliate Agreement

EXHIBIT B      Terms of Warrant

EXHIBIT C      Form of Voting Agreement

                         AGREEMENT AND PLAN OF REORGANIZATION


       This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of January 18, 1999, among SuperGen, Inc., a Delaware corporation ("SG"), Royale Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of SG ("MERGER SUB"), and Sparta Pharmaceuticals, Inc., a Delaware corporation ("SPI").

                                       RECITALS

       A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), SG and SPI intend to enter into a business combination transaction.

       B. The Board of Directors of SPI (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of SPI and fair to, and in the best interests of, SPI and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of SPI adopt and approve this Agreement and approve the Merger.

       C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

       D. It is also intended by the parties hereto that the Merger shall be accounted for under the purchase method of accounting.

       NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                      ARTICLE I
                                      THE MERGER

       1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into SPI (the "MERGER"), the separate corporate existence of Merger Sub shall cease and SPI shall continue as the surviving corporation. SPI as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

       1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

       1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of SPI and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of SPI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

       1.4    CERTIFICATE OF INCORPORATION; BYLAWS.

              (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be Sparta Pharmaceuticals, Inc.

              (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

       1.5 DIRECTORS AND OFFICERS. The initial directors and officers of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.


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       1.6    EFFECT ON CAPITAL STOCK.  At the Effective Time, by virtue of the
Merger and without any action on the part of Merger Sub, SPI or the holders of any of the following securities:

              (a)    CONVERSION OF SPI COMMON AND PREFERRED STOCK.

                     (i) Each share of common stock and preferred stock of SPI ("SPI CAPITAL STOCK") issued and outstanding immediately prior to the Effective Time, (other than any shares of SPI Capital Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in and to the extent provided in Section 1.8(a)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive a number of shares (the "EXCHANGE RATIO") of Common Stock of SG (the "SG COMMON STOCK") equal to the Total Number of SG Shares (as defined below) divided by the aggregate number of shares of Common Stock, par value $.001 per share, of SPI (the "SPI COMMON STOCK") outstanding as of the Effective Time and issuable upon conversion of all shares of Series B' Convertible Preferred Stock, par value $.001 per share, of SPI (the "SERIES B' PREFERRED STOCK") outstanding as of the Effective Time upon surrender of the certificate representing such share of SPI Capital Stock in the manner provided in Section 1.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.11); PROVIDED, HOWEVER, that each share of Series B' Preferred Stock shall have the right to receive a number of shares of SG Common Stock that is equal to the Exchange Ratio multiplied by the SPI Common Stock conversion rate for such share of Series B' Preferred Stock applicable as of the Effective Time. Notwithstanding anything in this Agreement to the contrary, in no event shall more than 650,000 shares of SG Common Stock be issued in respect of the SPI Capital Stock, except for adjustments set forth in Sections 1.6(a)(ii) and (e) hereof. For purposes of this Agreement, "STOCK RIGHTS" means options, warrants, purchase rights, subscription rights, exchange rights and other rights that could require SPI to issue, sell or otherwise cause to become outstanding any of its capital stock. Stock Rights shall be treated in accordance with Sections 1.6(c) and 5.10 hereof.

                     (ii) The "TOTAL NUMBER OF SG SHARES" shall mean:

                            (A) If the Average Share Price (as defined below) is between $5.00 and $12.00 (inclusive), the Total Number of SG Shares shall be 650,000.

                            (B) If the Average Share Price is greater than $12.00, the Total Number of SG Shares shall be the number (rounded to three decimal places) determined by dividing $7,800,000 by the Average Share Price; provided, however, to the extent that the Total Number of SG Shares decreases below 650,000 pursuant to this
              Section 1.6(a)(ii)(B), SG shall issue to the holders of SPI Capital Stock their pro rata portion of warrants exercisable for SG Common Stock in the amount of the difference between 650,000 and such Total Number of SG Shares, such warrants to have the terms set forth on EXHIBIT B attached hereto.


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                            (C)    If the Average Share Price is less than
              $5.00, the Total Number of SG Shares shall be the number (rounded to three decimal places) determined by dividing $3,250,000 by the Average Share Price.

       For purposes of this Section 1.6(a), the "AVERAGE SHARE PRICE" shall mean the average closing price per share of the SG Common Stock on the Nasdaq National Market over the thirty (30) consecutive trading days ending on the trading day immediately preceding the Closing Date.

              (b) CANCELLATION OF SG-OWNED STOCK AND SPI-OWNED STOCK. Each share of SPI Capital Stock held by SPI or owned by Merger Sub, SG or any direct or indirect wholly owned subsidiary of SPI or of SG immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

              (c) STOCK OPTIONS AND WARRANTS. At the Effective Time, each of the then outstanding options (including each outstanding option granted under 1991 Stock Plan) (collectively, the "SPI STOCK OPTION PLANS") and warrants (including each redeemable Class A Warrant, redeemable Class B Warrant and redeemable Class C Warrant) (all such options and warrants being more fully described on SPI Schedule 2.2) to purchase SPI Common Stock whether vested or unvested (collectively, "SPI STOCK OPTIONS/WARRANTS") shall be assumed by SG in accordance with Section 5.10 hereof.

              (d) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, $.01, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $.01, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

              (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into SG Common Stock or SPI Common Stock), reorganization, recapitalization or other like change with respect to SG Common Stock or SPI Common Stock occurring on or after the date hereof and prior to the Effective Time.

              (f) FRACTIONAL SHARES. No fraction of a share of SG Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of SPI Capital Stock who would otherwise be entitled to a fraction of a share of SG Common Stock (after aggregating all fractional shares of SG Common Stock to be received by such holder) shall receive from SG an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of SG Common Stock for the ten (10) most recent days that SG Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the NASDAQ National Market.

       1.7 UNVESTED SPI CAPITAL STOCK. To the extent that shares of SPI Capital Stock issued prior to the Merger are subject to vesting arrangements under which shares that are unvested as of a date of termination of employment would be subject to repurchase by SPI, SG shall issue SG Common Stock, which upon issuance, will be subject to equivalent contractual vesting and repurchase provisions on the same schedules and subject to the same terms, shares to be repurchased and the repurchase price thereof shall be adjusted as provided in Section 5.10.

       1.8    DISSENTING SHARES.

              (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of SPI Capital Stock who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive SG Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

              (b) Notwithstanding the foregoing, if any holder of shares of SPI Capital Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive SG Common Stock and cash in lieu of fractional shares of SG Common Stock in accordance with Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares of SPI Capital Stock in the manner provided in Section 1.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.11).

              (c) SPI shall give SG (i) prompt notice of any written demands for appraisal of any shares of SPI Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by SPI which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under Delaware Law. SPI shall not, except with the prior written consent of SG or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of SPI Capital Stock or offer to settle or settle any such demands. Any payments made in respect of Dissenting Shares shall be made by SPI or the Surviving Corporation, as the case may be.

       1.9    SURRENDER OF CERTIFICATES.

              (a) EXCHANGE AGENT. SG shall select its transfer agent or such other person reasonably satisfactory to SG to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

              (b) SG TO PROVIDE COMMON STOCK. Promptly after the Effective Time, SG shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of SG Capital Stock issuable pursuant to
Section 1.6 in exchange for outstanding shares of SPI Capital Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to
Section 1.6(f) and any dividends or distributions to which holders of shares of SPI Capital Stock may be entitled pursuant to Section 1.9(d).

              (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, SG shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of SPI Capital Stock whose shares were converted into the right to receive shares of SG Capital Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to
Section 1.9(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SG may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of SG Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.9(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by SG, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of SG Common Stock to which such holder is entitled under Section 1.6(a), payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.9(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.9(d) as to the payment of dividends, to evidence the ownership of the number of full shares of SG Common Stock into which such shares of SPI Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.9(d).

              (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to SG Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of SG Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of SG Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of SG Common Stock.

              (e) TRANSFERS OF OWNERSHIP. If certificates for shares of SG Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to SG or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of SG Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of SG or any agent designated by it that such tax has been paid or is not payable.

              (f) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.9, neither the Exchange Agent, SG, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of SG Common Stock or SPI Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

       1.10 NO FURTHER OWNERSHIP RIGHTS IN SPI CAPITAL STOCK. All shares of SG Common Stock issued upon the surrender for exchange of shares of SPI Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.9(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of SPI Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of SPI Capital Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

       1.11 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of SG Common Stock, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(f) and any dividends or distributions payable pursuant to
Section 1.9(d); PROVIDED, HOWEVER, that SG may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against SG, SPI or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

       1.12   TAX AND ACCOUNTING CONSEQUENCES.

              (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

              (b) It is intended by the parties hereto that the Merger shall be accounted for under the purchase method of accounting.

       1.13 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPI and Merger Sub, the officers and directors of SPI and Merger Sub will take all such lawful and necessary action.

                                     ARTICLE II
                        REPRESENTATIONS AND WARRANTIES OF SPI

       SPI represents, warrants and covenants to SG and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter (indicating the relevant section of this Agreement) supplied by SPI to SG dated as of the date hereof and certified by a duly authorized officer of SPI (the "SPI SCHEDULES"), as follows:

       2.1    ORGANIZATION OF SPI.

              (a) SPI and each of its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on SPI.

              (b) SPI has delivered to SG a true and complete list of all of SPI's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and SPI's equity interest therein.

              (c) SPI has delivered or made available to SG a true and correct copy of the Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") and Bylaws of SPI and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither SPI nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

              (d) When used in connection with SPI, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition, results of operations or prospects of SPI and its subsidiaries taken as a whole; provided, however, that with respect to SPI, any change, event or effect that reflects, results from or relates to SPI's lack of liquidity or consumption of available cash and cash equivalents, including any delay, suspension or termination of the development of its product candidates, shall be disregarded.

       2.2 SPI CAPITAL STRUCTURE. The authorized capital stock of SPI consists of (a) 72,000,000 shares of Common Stock, $.001 par value, of which there were 3,665,175 shares issued and outstanding as of January 6, 1999, and
(b) 11,000,000 shares of Preferred Stock, $.001 par value, of which shares are designated and issued and outstanding as set forth on SPI Schedule 2.2. All outstanding shares of SPI are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of SPI or any agreement or document to which SPI is a party or by which it is bound. As of January 6, 1999, SPI had reserved (a) 2,649,043 shares of SPI Common Stock for issuance upon conversion of the Preferred Stock, (b) 2,869,144 shares of SPI Common Stock for issuance upon exercise of redeemable Class A Warrants, redeemable Class

B Warrants and redeemable Class C Warrants, (c) 514,302 shares of SPI Common Stock for issuance to employees, consultants and non-employee directors pursuant to the SPI Stock Option Plans, (d) 83,820 shares of SPI Common Stock for issuance upon exercise of certain outstanding unit purchase options (including shares of SPI Common Stock for issuance upon exercise of Class A Warrants and Class B Warrants included within such unit purchase options) and (e) 513,083 shares of SPI Common Stock for issuance upon exercise of certain outstanding warrants. As of January 6, 1999, there were outstanding (i) 110,000 unit purchase options (consisting of one share of SPI Common Stock, one redeemable Class A Warrant and one redeemable Class B Warrant) and (ii) options to purchase an aggregate of 411,650 shares of SPI Common Stock, issued to employees, consultants and non-employee directors pursuant to the SPI Stock Option Plans. All shares of SPI Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The SPI Schedules list for each person who held options to acquire shares of SPI Common Stock as of January 6, 1999, the name of the holder of such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicate the extent of acceleration, if any. As a result of the Merger, SG will be the record and beneficial owner of all Stock Rights and outstanding capital stock of SPI, other than the SPI Stock Options/Warrants being assumed by SG pursuant to Sections 1.6(c) and 5.10 hereof. After the Effective Time, such SPI Stock Options/Warrants shall only be exercisable for or convertible into SG Common Stock.

       2.3    OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.  Except as set forth in
Section 2.2 (including SPI Schedule 2.2), there are no equity securities, partnership interests or similar ownership interests of any class of SPI, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities SPI owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of SPI, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2 (including SPI Schedule 2.2), there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which SPI or any of its subsidiaries is a party or by which it is bound obligating SPI or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of SPI or any of its subsidiaries or obligating SPI or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of SPI, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of SPI or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

       2.4    AUTHORITY.

              (a) SPI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SPI, subject only to the approval and adoption of this Agreement and the approval of the Merger by SPI's common and preferred stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of at least a majority of the outstanding shares of the SPI Common Stock and Series B' Preferred Stock (on an as-if converted basis) voting together as a single class, is required for SPI's stockholders to approve and adopt the amendment to the Certificate of Incorporation described in the proviso at the end of this sentence and this Agreement and to approve the Merger; PROVIDED, HOWEVER, that in addition to such specified vote, the affirmative vote of the holders of at least 662/3% of the outstanding shares of Series B' Preferred Stock (or, in the event the number of shares of Series B' Preferred Stock outstanding falls below 50% of the number of such shares originally issued (including those shares of Series B' Preferred Stock issued or issuable upon exercise of certain warrants issued to the placement agent for the offering of the Series B' Preferred Stock), the affirmative vote of the holders of a majority of the outstanding shares of Series B' Preferred Stock entitled to vote thereon) voting separately as a class is required to amend the Certificate of Incorporation so as to adversely affect the relative rights, preferences and qualifications of the Series B' Preferred Stock, to the extent such an amendment is necessary if the Exchange Ratio is inconsistent with the liquidation preference of the Series B' Preferred Stock (the "AMENDMENT VOTE"). This Agreement has been duly executed and delivered by SPI and, assuming the due authorization, execution and delivery hereof by SG and Merger Sub, constitutes valid and binding obligations of SPI, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy or other laws relating to or affecting creditors' rights generally or general principles of equity. The execution and delivery of this Agreement by SPI does not, and the performance of this Agreement by SPI will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of SPI or the equivalent organizational documents of any of its subsidiaries, subject to obtaining the Amendment Vote, the approval and adoption of this Agreement and the approval of the Merger by SPI's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to SPI or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair SPI's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of SPI or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPI or any of its subsidiaries is a party or by which SPI or any of its subsidiaries or its or any of their respective properties are bound or affected. The SPI Schedules list all consents, waivers and approvals under any of SPI's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

              (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required by or with respect to SPI in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(ii) the filing of the Proxy Statement (as defined in Section 2.18) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to SPI or have a material adverse effect on the ability of SPI to consummate the Merger.

       2.5    SEC FILINGS; SPI FINANCIAL STATEMENTS.

              (a) SPI has filed all forms, reports and documents required to be filed with the SEC since its initial public offering of securities and has made available to SG such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that SPI may file subsequent to the date hereof) are referred to herein as the "SPI SEC REPORTS." As of their respective dates, the SPI SEC Reports (i) were (or will be) prepared in accordance and complied with (or will comply with) in all material respects the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SPI SEC Reports and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of SPI's subsidiaries is required to file any forms, reports or other documents with the SEC.

              (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in SPI SEC Reports (the "SPI FINANCIALS"), including any SPI SEC Reports filed after the date hereof until the Closing, as of their respective dates, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented in all material respects the consolidated financial position of SPI and its subsidiaries as at the respective dates thereof and the consolidated results of SPI's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of SPI contained in SPI's Form 10-K for the year ended December 31, 1997 is hereinafter referred to as the "SPI BALANCE SHEET." Except as disclosed in the SPI Financials, since the date of the SPI Balance Sheet neither SPI nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of SPI and its subsidiaries taken as a whole, except liabilities

(i) provided for in the SPI Balance Sheet, (ii) incurred since the date of the SPI Balance Sheet in the ordinary course of business consistent with past practices, or (iii) described in this Agreement or the SPI Schedules.

              (c) SPI has heretofore furnished to SG a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by SPI with the SEC pursuant to the Securities Act or the Exchange Act.

       2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the SPI Balance Sheet there has not been: (i) any Material Adverse Effect on SPI, except as disclosed in the SPI SEC Reports, (ii) any material change by SPI in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by SPI of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

       2.7    TAXES.

              (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

              (b)    TAX RETURNS AND AUDITS.

                     (i) SPI and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by SPI and each of its subsidiaries, except such Returns which are not material to SPI, and have paid all Taxes shown to be due on such Returns.

                     (ii) SPI and each of its subsidiaries have withheld with respect to their employees all federal and state income taxes, Federal Insurance Contribution Act ("FICA") taxes, Federal Unemployment Tax Act ("FUTA") taxes and other Taxes required to be withheld.

                     (iii) Neither SPI nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, or to SPI's knowledge, proposed or assessed against SPI or any of its subsidiaries, nor has SPI or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                     (iv) No audit or other examination of any Return of SPI or any of its subsidiaries is presently in progress, nor has SPI or any of its subsidiaries been notified of any request for such an audit or other examination.

                     (v) No adjustment relating to any Returns filed by SPI or any of its subsidiaries has been proposed formally or informally by any Tax authority to SPI or any of its subsidiaries or any representative thereof.

                     (vi) Neither SPI nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved in the ordinary course of business, whether asserted or unasserted, contingent or otherwise, which is material to SPI.

                     (vii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of SPI or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

                     (viii) Neither SPI nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by SPI.

                     (ix) Neither SPI nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                     (x) Except as may be required as a result of the Merger, SPI and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

                     (xi) None of the assets are tax exempt use property within the meaning of Section 168(h) of the Code.

                     (xii)  The SPI Schedules list (A) any foreign Tax holidays,
(B) any intercompany transfer pricing agreements, or other arrangements that have been established by SPI or any of its subsidiaries with any Taxing authority and (C) any expatriate programs or policies affecting SPI or any of its subsidiaries.

       2.8    TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

              (a) The SPI Schedules list the real property owned by SPI or any of its subsidiaries. The SPI Schedules list all real property leases to which SPI or any of its subsidiaries is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default. SPI has not exercised its option to extend the term of its lease with Pennsylvania

Business Campus Delaware, Inc. ("PBCD") pursuant to Section 48 of its lease with PBCD as identified in the SPI Schedules.

              (b) Each of SPI and its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in SPI Financials or in the SPI Schedules and except for (i) Liens for taxes not yet due and payable, (ii) Liens that have arisen pursuant to licensing of SPI IP Rights (as defined below) in the ordinary course of business and (iii) such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

       2.9    INTELLECTUAL PROPERTY.

              (a) SPI and its subsidiaries either own, or have a valid license with respect to, all patents, copyrights, mask works, trademarks, trade secrets and other intellectual property used in, by, or necessary to, the operation or conduct of their respective businesses (such intellectual property and the rights thereto are collectively referred to herein as the "SPI IP RIGHTS").

              (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any patent, copyright, trademark, trade secret or other intellectual property rights licensed by, or to, SPI or any of its subsidiaries, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any SPI IP Rights or materially impair the right of SPI or any of its subsidiaries, or the Surviving Corporation in or to use, sell, enforce, license or otherwise exploit any SPI IP Rights or portion thereof.

              (c) Neither the operation of SPI's nor any of its subsidiaries' respective businesses nor the manufacture, marketing, license, sale or intended use of any product, service or technology currently licensed, manufactured, created, distributed, authored, used, sold or under development by SPI or any of its subsidiaries (i) violates in any material respect any license or agreement between SPI or any of its subsidiaries and any third party or (ii) to the knowledge of SPI, infringes any patents, copyright, trademark, trade secret or other intellectual property right of any other party; and there is no pending or, to the knowledge of SPI, threatened claim or litigation contesting the validity, ownership or right to use, sell, enforce, license or dispose of any SPI IP Rights, nor has SPI received any written notice asserting that any SPI IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

              (d) SPI has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all SPI IP Rights.

              (e) No other party, to the knowledge of SPI, is infringing or misappropriating any SPI IP rights.

       2.10   COMPLIANCE; PERMITS; RESTRICTIONS.

              (a) Neither SPI nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to SPI or any of its subsidiaries or by which SPI or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPI or any of its subsidiaries is a party or by which SPI or any of its subsidiaries or its or any of their respective properties is bound or affected. No investigation or review by any Governmental Entity is pending or to the knowledge of SPI, threatened against SPI or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon SPI or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of SPI or any of its subsidiaries, any acquisition of material property by SPI or any of its subsidiaries or the conduct of business by SPI or any of its subsidiaries as currently conducted.

              (b) SPI and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of SPI as presently conducted (collectively, the "SPI PERMITS"). SPI and its subsidiaries are in compliance in all material respects with the terms of the SPI Permits.

       2.11 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which SPI or any of its subsidiaries has received any notice of assertion nor, to SPI's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against SPI or any of its subsidiaries which, if adversely decided, would have a Material Adverse Effect on SPI. To SPI's knowledge, there is no basis for any action, suit, proceeding, claim, arbitration or proceeding of the type described in the preceding sentence. No Governmental Entity has at any time challenged or questioned in writing the legal right of SPI or any of its subsidiaries to manufacture, offer or sell any of its products in the present manner or style thereof.

       2.12 BROKERS' AND FINDERS' FEES. SPI has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

       2.13   EMPLOYEE BENEFIT PLANS.

              (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by SPI or any trade or business which is under common control with SPI within the meaning of Section 414 of the Code (the "SPI EMPLOYEE PLANS"), SPI has made available to SG a true and complete copy of, to the extent applicable, (i) such SPI Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such SPI Employee Plan, (iv) the most recent summary plan description for each SPI Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any SPI Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any SPI Employee Plan.

              (b) Each SPI Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such SPI Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each SPI Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither SPI nor any ERISA Affiliate of SPI has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any SPI Employee Plan.

       2.14 EMPLOYEES; LABOR MATTERS. To SPI's knowledge after due inquiry, no employee of SPI or any of its subsidiaries (i) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by SPI or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by SPI or any of its subsidiaries or to the use of trade secrets or proprietary information of others and (ii) has given notice to SPI or any of its subsidiaries, nor is SPI otherwise aware, that any employee intends to terminate his or her employment with SPI or any of its subsidiaries except for terminations of a nature and number that are consistent with SPI's prior experience. To SPI's knowledge, there are no activities or proceedings of any labor union to organize any employees of SPI or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of SPI or any of its subsidiaries. Neither SPI nor any of its subsidiaries is, or has ever been, a party to any collective bargaining agreement. SPI and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

       2.15   ENVIRONMENTAL MATTERS.

              (a) HAZARDOUS MATERIAL. Except as would not be likely to result in a material liability to SPI or any of its subsidiaries, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies, are present, as a result of the actions of SPI or any of its subsidiaries or any affiliate of SPI, or, to SPI's knowledge, as a result of any actions of any third party, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that SPI or any of its subsidiaries has at any time owned, operated, occupied or leased.

              (b) HAZARDOUS MATERIALS ACTIVITIES. Except as reasonably would not be likely to result in a material liability to SPI or any of its subsidiaries, neither SPI nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any law in effect at the time of such transportation, storage, use, manufacture, disposal, release or exposure.

              (c) PERMITS. SPI and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "SPI ENVIRONMENTAL PERMITS") necessary for the conduct of SPI's and its subsidiaries' Hazardous Material Activities and other businesses of SPI and its subsidiaries as such activities and businesses are currently being conducted.

              (d) ENVIRONMENTAL LIABILITIES. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to SPI's knowledge, threatened concerning any SPI Environmental Permit, Hazardous Material or any Hazardous Materials Activity of SPI or any of its subsidiaries. SPI is not aware of any fact or circumstance which could involve SPI or any of its subsidiaries in any material environmental litigation or impose upon SPI any material environmental liability.

       2.16 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in the SPI Schedules, neither SPI nor any of its subsidiaries is a party to or is bound by:

              (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of SPI's Board of Directors, other than those that are terminable by SPI or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit SPI's or any of its subsidiaries' ability to terminate employees at will;

              (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

              (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between SPI or any of its subsidiaries and any of its officers or directors;

              (d) any agreement, contract or commitment containing any covenant limiting the freedom of SPI or any of its subsidiaries to engage in any line of business (except for license agreements entered into in the ordinary course of business with SPI as the licensee, which limit SPI's activities thereunder to the scope of the license) or compete with any person or granting any exclusive distribution rights to a third party;

              (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

              (f)    any material joint marketing or development agreement;

              (g) any agreement, contract or commitment currently in force to provide or receive source code for any product, service or technology except for maintenance purposes;

              (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any SPI product, service or technology except as a distributor in the normal course of business.

       Neither SPI nor any of its subsidiaries, nor to SPI's knowledge any other party to an SPI Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which SPI or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (h) above (any such agreement, contract or commitment, an "SPI CONTRACT") in such a manner as would permit any other party to seek damages, which would be reasonably likely to be material to SPI, or would permit any other party to cancel or terminate any such SPI Contract.

       2.17 CHANGE OF CONTROL PAYMENTS. The SPI Schedules set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of SPI as a result of or in connection with the Merger (the "CHANGE OF CONTROL PAYMENTS").

       2.18 STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information supplied by SPI for inclusion in the Registration Statement (as defined in Section 3.3(b)) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by SPI for inclusion in the proxy statement/prospectus to be sent to the stockholders of SPI in connection with the meeting of SPI's stockholders to consider the Amendment Vote and the approval and adoption of this Agreement and the approval of the Merger (the "SPI STOCKHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT") shall not, on the date the Proxy Statement is first mailed to SPI's stockholders, at the time of the SPI Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the SPI Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to SPI or any of its affiliates, officers or directors should be discovered by SPI which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, SPI shall promptly inform SG. Notwithstanding the foregoing, SPI makes no representation or warranty with respect to any information supplied by SG or Merger Sub which is contained in any of the foregoing documents.

       2.19 BOARD APPROVAL. The Board of Directors of SPI has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of SPI and its stockholders, and (ii) to recommend that the stockholders of SPI approve and adopt this Agreement and approve the Merger.

       2.20 FAIRNESS OPINION. SPI's Board of Directors has received a written opinion from Spencer Trask Securities Incorporated dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to SPI's stockholders from a financial point of view and has delivered to SG a copy of such opinion.

       2.21 SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW NOT APPLICABLE. The restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.


                                     ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF SG AND MERGER SUB

       SG and Merger Sub represent and warrant to SPI, subject to the exceptions specifically disclosed in writing in the disclosure letter (indicating the relevant section of this Agreement) supplied by SG to SPI dated as of the date hereof and certified by a duly authorized officer of SG (the "SG SCHEDULES"), as follows:

       3.1    ORGANIZATION OF SG.

              (a) Each of SG and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on SG.

              (b) SG has delivered or made available to SPI a true and correct copy of the Articles of Incorporation and Bylaws of SG, each as amended to date, and each such instrument is in full force and effect. SG is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

              (c) When used in connection with SG, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of SG and its subsidiaries taken as a whole.

       3.2 SG AND MERGER SUB CAPITAL STRUCTURE. The authorized capital stock of SG consists of 40,000,000 shares of Common Stock, of which there were 20,862,620 shares issued and outstanding as of January 6, 1999, and 2,000,000 shares of Preferred Stock, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, $.01 par value, all of which, as of the date hereof, are issued and outstanding and are held by SG. Merger Sub was formed on December 18, 1998, for the purpose of consummating a merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of SG Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of SG or any agreement or document to which SG is a party or by which it is bound. The SG Common Stock issuable and deliverable pursuant to Section 1.6 will, when so issued and delivered, be duly authorized, validly issued, fully-paid and non-assessable and be issued pursuant to the Registration Statement (as defined herein) or the Form S-8 (as defined herein) declared effective by the SEC.

       3.3    AUTHORITY.

              (a) Each of SG and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SG and, in the case of this Agreement, Merger Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of SG and Merger Sub and, assuming the due authorization, execution and delivery by SPI, constitutes the valid and binding obligation of SG and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of SG and Merger Sub does not, and the performance of this Agreement by each of SG and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of SG or the Certificate of Incorporation or Bylaws of Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to SG or Merger Sub or by which any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair SG's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of SG or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SG or Merger Sub is a party or by which SG or Merger Sub or any of their respective properties are bound or affected.

              (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to SG or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 Registration Statement (the "REGISTRATION STATEMENT") with the SEC in accordance with the Securities Act to register the shares of SG Common Stock to be issued or issuable in connection with the Merger, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to SG or SPI or have a material adverse effect on the ability of the parties to consummate the Merger.

       3.4    SEC FILINGS; SG FINANCIAL STATEMENTS.

              (a) SG has filed all forms, reports and documents required to be filed with the SEC since its initial public offering, and has made available to SPI such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that SG may file subsequent to the date hereof) are referred to herein as the "SG SEC REPORTS." As of their respective dates, the SG SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SG SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of SG's subsidiaries is required to file any forms, reports or other documents with the SEC.

              (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in SG SEC Reports (the "SG FINANCIALS"), including any SG SEC Reports filed after the date hereof until the Closing, as of their respective dates (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented in all material respects the consolidated financial position of SG and its subsidiaries as at the respective dates thereof and the consolidated results of SG's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of SG contained in SG SEC Reports as of December 31, 1997 is hereinafter referred to as the "SG BALANCE SHEET."

       3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the SG Balance Sheet, there has not been any Material Adverse Effect on SG, except as may be disclosed on SG SEC Reports, (ii) any material change by SG in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by SG of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

       3.6 STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information supplied by SG for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by SG for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to SPI's stockholders, at the time of the SPI Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the SPI Stockholders' Meeting which has become false or misleading. The Registration Statement (including the Proxy Statement contained therein) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time, any event relating to SG or any of its affiliates, officers or directors should be discovered by SG which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, SG shall promptly inform SPI.
Notwithstanding the foregoing, SG makes no representation or warranty with respect to any information supplied by SPI which is contained in any of the foregoing documents.


                                      ARTICLE IV
                         CONDUCT PRIOR TO THE EFFECTIVE TIME

       4.1 CONDUCT OF SPI'S BUSINESS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the "PRE-CLOSING PERIOD"), SPI, (which for the purposes of this Article 4 shall include SPI and each of its subsidiaries) shall, except to the extent that SG shall otherwise consent in writing, carry on its business diligently and in accordance with good commercial practice and in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, SPI will promptly notify SG of any material event involving its business or operations.

       In addition, except as permitted by the terms of this Agreement, and except as provided in Article 4 of the SPI Schedules, without the prior written consent of SG, SPI shall not do any of the following and shall not permit its subsidiaries to do any of the following during the Pre-Closing Period:

              (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock (except in accordance with the change of control provisions of the SPI Stock Option Plans), or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

              (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as disclosed to SG herein or in the SPI Schedules, or adopt any new severance plan;

              (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the SPI IP Rights, or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

              (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

              (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to repurchase any such shares, warrants, options or convertible securities, except for the repurchase at cost of unvested shares held by SPI employees on the termination of their employment;

              (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance (i) of shares of capital stock and other securities pursuant to the exercise of stock options, unit purchase options or warrants, or the conversion of preferred stock therefor outstanding as of the date of this Agreement,
(ii) securities issuable to participants in the SPI Stock Option Plans consistent with past practice and the terms thereof and (iii) warrants to acquire any shares of capital stock issued upon exercise of unit purchase option agreements outstanding on the date hereof;

              (g) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries) other than such amendments contemplated by the Amendment Vote;

              (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of SPI or enter into any material joint ventures, strategic partnerships or alliances;

              (i) Sell, lease (or extend the term of a lease), license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of SPI, except in the ordinary course of business consistent with past practice; provided that, extension of the SPI lease with PBCD shall be deemed material and not in the ordinary course of business;

              (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of SPI or guarantee any debt securities of others;

              (k) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee (except pursuant to written agreements outstanding on the date hereof and as disclosed to SG herein or in the SPI Schedules), or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

              (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

              (m)    Make any grant of exclusive rights to any third party;

              (n) Enter into any material partnership agreements, joint development agreements or strategic alliances, agreements to create standards or agreements with "standards" bodies; or

              (o) Agree in writing or otherwise to take any of the actions described in Article 4 (a) through (n) above.


                                      ARTICLE V
                                ADDITIONAL AGREEMENTS

       5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS.

              (a) As promptly as practicable after the execution of this Agreement, SPI and SG will cooperate to prepare and file with the SEC, the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of SPI and SG will respond to any comments of the SEC, will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to the SPI stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, SPI and SG will cooperate to prepare and file any other filings required under the Exchange Act and the Securities Act relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of SPI and SG will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, SPI or SG, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of SPI, such amendment or supplement.

              (b) The Proxy Statement will include the recommendation of the Board of Directors of SPI in favor of adoption and approval of this Agreement and approval of the Merger (except that the Board of Directors of SPI may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so).

       5.2 MEETING OF STOCKHOLDERS. Promptly after the date hereof, SPI will take all action necessary in accordance with the Delaware General Corporation Law and its Certificate of Incorporation and Bylaws to convene the SPI Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the Amendment Vote and this Agreement and the Merger. Subject to the provisions of Section 5.4(b) hereof, SPI will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger.

       5.3    CONFIDENTIALITY; ACCESS TO INFORMATION.

              (a) The parties acknowledge that SPI and SG have previously executed a Confidential Disclosure Agreement, dated as of August 7, 1997 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

              (b) ACCESS TO INFORMATION. Subject to the terms of the Confidentiality Agreement, each party will afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of such party during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other party may reasonably request. No information or knowledge obtained by SG or SPI in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

       5.4    NO SOLICITATION.

              (a) Subject to the provisions of paragraph (b) hereof, from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, SPI and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any Acquisition Proposal (as defined below) by any person, entity or group (other than SG and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning SPI or any of its subsidiaries to, or afford any access to the properties, books or records of SPI or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than SG and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to SPI. For the purposes of this Agreement, an "ACQUISITION PROPOSAL" means any proposal or offer relating to (i) any merger, consolidation, sale of substantially all of the assets or similar transactions involving SPI or any of its subsidiaries (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement), (ii) sale by SPI of any shares of capital stock of SPI (including without limitation by way of a tender offer or an exchange offer) except as may be permitted pursuant to
Article 4, (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of SPI (except for acquisitions for passive investment purposes of not more than 15% of the then outstanding shares of capital stock of SPI only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto and does not become obligated to file a Schedule 13D); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. SPI will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. SPI will (i) notify SG as promptly as practicable if it receives any proposal or written inquiry or any written request for information or access in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify SG of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4, from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, SPI and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than SG); PROVIDED, HOWEVER, that nothing herein shall prohibit SPI's Board of Directors from taking and disclosing to SPI's stockholders a position with respect to a tender or exchange offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

              (b) Notwithstanding the provisions of paragraph (a) above, prior to the Effective Time, SPI may, to the extent the Board of Directors of SPI determines, in good faith, after consultation with outside legal counsel, that failing to take such action would result in a substantial likelihood of liability for breach of the Board's fiduciary duties under applicable law, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c), below, furnish information to any person, entity or group after such person, entity or group has delivered to SPI in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of SPI in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the stockholders of SPI from a financial point of view (a "SPI SUPERIOR PROPOSAL"). In addition, notwithstanding the provisions of paragraph (a) above, in connection with a possible Acquisition Proposal, SPI may refer any third party to this Section 5.4 or make a copy of this Section 5.4 available to a third party. In the event SPI receives a SPI Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of SPI from recommending such SPI Superior Proposal to its Stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that failing to take such action would result in a substantial likelihood of liability for breach of its fiduciary duties under applicable law; in such case, the Board of Directors of SPI may withdraw, modify or refrain from making its recommendation set forth in Section 5.1(b), and, to the extent it does so, SPI may refrain from soliciting proxies to secure the vote of its stockholders as may be required by Section 5.2; PROVIDED, HOWEVER, that SPI shall (i) provide SG at least forty eight (48) hours prior notice of any SPI Board meeting at which it is reasonably expected to contemplate a Superior Proposal and (ii) not recommend to its stockholders a SPI Superior Proposal for a period of not less than 2 business days after SG's receipt of a copy of such SPI Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing); and PROVIDED FURTHER, that nothing contained in this Section shall limit SPI's obligation to hold and convene the SPI Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of SPI shall have been withdrawn, modified or not yet made) or to provide the SPI stockholders with material information relating to such meeting.

              (c)    Notwithstanding anything to the contrary in this
Section 5.4, SPI will not provide any non-public information to a third party unless SPI provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement.

       5.5 PUBLIC DISCLOSURE. No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of SG and SPI, which consent will not be unreasonably withheld; PROVIDED, HOWEVER, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by law or by the rules of any stock exchange applicable to it, in which event the party making such determination will, if practicable in the circumstances, use all reasonable efforts to allow the other party hereto reasonable time to comment on such release or announcement in advance of its issuance. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

       5.6 LEGAL REQUIREMENTS. Each of SG, Merger Sub and SPI will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Each party shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the other parties, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. SG will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of SG Common Stock pursuant hereto. SPI will use its commercially reasonable efforts to assist SG as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of SG Common Stock pursuant hereto.

       5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, SG and SPI will each use its commercially reasonable efforts to obtain all consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

       5.8 NOTIFICATION OF CERTAIN MATTERS. SG and Merger Sub will give prompt notice to SPI, and SPI will give prompt notice to SG, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof or (b) any material failure of SG and Merger Sub or SPI, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

       5.9 REASONABLE BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of SG and SPI under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided that neither SG nor SPI nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary for effecting completely the consummation of the transactions contemplated hereby.

       5.10   STOCK OPTIONS AND WARRANTS AND EMPLOYEE BENEFITS.

              (a) At the Effective Time, each SPI Stock Option/Warrant, whether or not exercisable, will be assumed by SG. The term, exercisability, vesting schedule, vesting commencement date, status as an incentive stock option under Section 422 of the Code, if applicable, and all other terms and conditions of each SPI Stock Option/Warrant (including, without limitation, any repurchase rights) so assumed by SG under their Agreement will remain unchanged, except that (i) each SPI Stock Option/Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of SG Common Stock equal to the product of the number of shares of SPI Common Stock that were issuable upon exercise of such SPI Stock Option/Warrant (whether or not then exercisable) immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of SG Common Stock and (ii) the per share exercise price for the shares of SG Common Stock issuable upon exercise of such assumed SPI Stock Option/Warrant will be equal to the quotient determined by dividing the exercise price per share of SPI Common Stock at which such SPI Stock Option/Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. As soon as reasonably practicable after the Effective Time, SG will issue to each holder of an outstanding SPI Stock Option/Warrant a notice describing the foregoing assumption of such SPI Stock Option/Warrant by SG.

              (b) It is intended that the options constituting the SPI Stock Options/Warrants assumed by SG shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such SPI Stock Options/Warrants qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.10 shall be applied consistent with such intent.

              (c) SG will reserve sufficient shares of SG Common Stock for issuance under Section 5.10(a) and under Section 1.6(c) hereof.

              (d) If requested by SG, at least three (3) days prior to the Effective Time, SPI hereby agrees to terminate, prior to the Effective Time, any and all SPI Employee Plans subject to Section 401(k) of the Code.

       5.11 FORM S-8. SG agrees to file a registration statement on Form S-8 (the "FORM S-8")for the shares of SG Common Stock issuable with respect to assumed SPI Stock Options/Warrants (other than warrants so assumed) as soon as reasonably practical after the Effective Time. The Registration Statement shall register shares of SG Common Stock issuable upon exercise of the assumed warrants included within the assumed SPI Stock Options/Warrants.

       5.12   INDEMNIFICATION.

              (a) From and after the Effective Time, SG shall, and shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of SPI pursuant to any (i) Change of Control Payments and (ii) indemnification agreements between SPI and its directors and officers or indemnification provisions under SPI's Certificate of Incorporation or Bylaws existing prior to the date hereof. The Certificate of Incorporation and By-laws of the Surviving Corporation will contain appropriate provisions with respect to indemnification, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of SPI, unless such modification is required by law.

              (b) From and after the Effective Time for a period of six years, SG shall cause to be maintained the current policies of the officers' and directors' liability insurance maintained by SPI covering persons who are presently covered by SPI's officers' and directors' liability insurance policies with respect to actions and omissions occurring prior to the Effective Time; PROVIDED, that policies with third party insurers of similar or better A.M. Best rating of at least the same coverage containing terms and conditions that are not less advantageous to the insured may be substituted therefor. SG shall bear and pay, and shall reimburse the indemnified parties for, all costs and expenses, including attorneys' fees, that may be incurred by the indemnified parties in seeking to enforce their rights against SG and the Surviving Corporation under this Section 5.12. Notwithstanding anything herein to the contrary, SG shall have no obligation to maintain such liability insurance or pay or reimburse such indemnified parties if the out-of-pocket expense to SG for the payment of premiums in connection with such liability insurance exceeds $72,900 (less the pro rata premium credit received by SPI in respect of cancellation of existing policies as of the Effective Time).

              (c) This Section 5.12 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit SPI, the Surviving Corporation and the indemnified parties, and will be binding on SG and on all successors and assigns of SG and the Surviving Corporation.

       5.13 NASDAQ NATIONAL MARKET LISTING. SG agrees to authorize for listing on the NASDAQ National Market the shares of SG Common Stock issuable, and those required to be reserved for issuance (including those issuable upon exercise of the SPI Stock Options/Warrants), in connection with the Merger, upon official notice of issuance filed with NASDAQ by SG not less than 15 days prior to the date of issuance (or such other time period as may be specified in the NASDAQ National Market Notification Form for Listing of Additional Shares).

       5.14 SPI AFFILIATE AGREEMENT. Set forth on the SPI Schedules is a list of those persons who may be deemed to be, in SPI's reasonable judgment, affiliates of SPI within the meaning of Rule 145 promulgated under the Securities Act (each a "SPI AFFILIATE"). SPI will provide SG with such information and documents as SG reasonably requests for purposes of reviewing such list. SPI will use its reasonable best efforts to deliver or cause to be delivered to SG, as promptly as practicable on or following the date hereof, from each SPI Affiliate an executed affiliate agreement in substantially the form attached hereto as EXHIBIT A (the "SPI AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. SG will be entitled to place appropriate legends on the certificates evidencing any SG Common Stock to be received by a SPI Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the SG Common Stock, consistent with the terms of the SPI Affiliate Agreement.

       5.15 REGULATORY FILINGS; REASONABLE EFFORTS. To the extent necessary under applicable law, as soon as may be reasonably practicable, SPI and SG each shall file with the United States Federal

Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Each of SPI and SG shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

       5.16 TAX-FREE REORGANIZATION. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

       5.17 SPI RIGHTS PLAN. Prior to the Effective Time, without the prior written consent of SG, SPI shall not adopt a stockholders rights plan.

       5.18 VOTING AGREEMENT. Prior to or within twenty (20) business days after the execution of this Agreement, SPI shall use its reasonable best efforts to cause the persons specified on Schedule 1 to the form of Voting Agreement attached hereto as EXHIBIT C to enter into such Voting Agreement.


                                      ARTICLE VI
                               CONDITIONS TO THE MERGER

       6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

              (a) SPI STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, and the Amendment Vote obtained by the requisite vote under applicable law, by the stockholders of SPI.

              (b) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

              (c) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

              (d) CONSENTS. Other than the filing of the merger documents as required by Delaware Law, all authorizations, consents, waivers, orders and approvals required to be obtained, and all filings, notices and declarations required to be made, by SG and SPI prior to the consummation of the Merger and the transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities and all other third parties except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations which would not have a Material Adverse Effect on SG or a Material Adverse Effect on SPI at or after the Effective Time.

              (e) SECURITIES LAWS. SG shall have received all state securities and "blue sky" permits and other authorizations necessary to consummate the transactions contemplated by this Agreement.

              (f) NASDAQ NATIONAL MARKET LISTING. The shares of SG Common Stock issuable to stockholders of SPI pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NASDAQ National Market upon official notice of issuance filed with NASDAQ by SG not less than 15 days prior to the date of issuance (or such other time period as may be specified in the NASDAQ National Market Notification Form for Listing of Additional Shares).

       6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SPI. The obligation of SPI to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by SPI:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of SG and Merger Sub contained in this Agreement shall have been true and correct in all material respects on and as of the date of this Agreement.
In addition, the representations and warranties of SG and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representation in Section 3.2) where the failure to be so true and correct would not have a Material Adverse Effect on SG. SPI shall have received a certificate with respect to the foregoing signed on behalf of SG by an authorized officer of SG;

              (b) AGREEMENTS AND COVENANTS. SG and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time, and SPI shall have received a certificate to such effect signed on behalf of SG by an authorized officer of SG; and

              (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to SG shall have occurred since the date of this Agreement.

              (d) CONSENTS. SG shall have obtained all material consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby under the agreements, contracts, licenses or leases contemplated by Section 3.3.

              (e) TAX OPINION. SPI shall have received a written opinion from its legal counsel, Dechert Price & Rhoads, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn; PROVIDED, HOWEVER, that if the counsel to SPI does not render such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to SG renders such opinion and SPI determines to rely upon such opinion. SPI agrees to make reasonable representations as requested by counsel for the purpose of rendering such opinion.

       6.3    ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF SG AND MERGER SUB.
The obligations of SG and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by SG:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of SPI contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of SPI contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time. SG shall have received a certificate with respect to the foregoing signed on behalf of SPI by the Chief Executive Officer and the Chief Financial Officer of SPI;

              (b) AGREEMENTS AND COVENANTS. SPI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and SG shall have received a certificate to such effect signed on behalf of SPI by the Chief Executive Officer and the Chief Financial Officer of SPI; and

              (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to SPI shall have occurred since the date of this Agreement.

              (d)    [INTENTIONALLY DELETED.]

              (e) CONSENTS. SPI shall have obtained all material consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby under the agreements, contracts, licenses or leases set forth on Schedule 2.4.

              (f) TAX OPINION. SG shall have received a written opinion from its legal counsel, Wilson Sonsini Goodrich & Rosati, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn; PROVIDED, HOWEVER, that if the counsel to SG does not render such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to SPI renders such opinion and SG determines to rely upon such opinion. SG agrees to make reasonable representations as requested by counsel for the purpose of rendering such opinion.

              (g) FINANCIAL CONDITION. Depending on the date of the Closing, the value of the cash and cash equivalents of SPI as correctly reflected on SPI's books and records as of the Closing shall be no less than the amounts (for the month in which the Closing occurs) set forth on SPI Schedule 6.3(g) hereto, with such amounts subject to amendment or waiver by the mutual written consent of the parties hereto.


                                     ARTICLE VII
                          TERMINATION, AMENDMENT AND WAIVER

       7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of SPI:

              (a) by mutual written consent duly authorized by the Boards of Directors of SG and SPI;

              (b) by either SPI or SG if the Merger shall not have been consummated by May 15, 1999 for any reason; PROVIDED, HOWEVER, that if the Merger shall not have been consummated by reason of delay in the effectiveness of the Registration Statement, then such date shall be extended to June 15, 1999; and PROVIDED, FURTHER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

              (c) by either SPI or SG if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "ORDER"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

              (d) by either SPI or SG if the required approvals of the stockholders of SPI contemplated by this Agreement shall not have been obtained at a meeting of SPI stockholders duly convened therefor or at any adjournment thereof;

              (e) by SG or SPI, (A) if the Board of Directors of SPI approves or recommends a SPI Superior Proposal to the stockholders of SPI or if the Board of Directors of SPI shall resolve to take the foregoing action, and (B) in the case of the termination of this Agreement by SPI pursuant to this Section 7.1(e), SPI shall have paid to SG all amounts owing by SPI to SG under Section 7.3;

              (f) by SG, if the Board of Directors of SPI shall have withheld, withdrawn or modified in a manner adverse to SG its approval or recommendation in favor of adoption and approval of this Agreement and approval of the Merger, or if the Board of Directors of SPI shall resolve to take any of the foregoing actions;

              (g) by SPI, upon a breach of any representation, warranty, covenant or agreement on the part of SG or Merger Sub set forth in this Agreement, or if any representation or warranty of SG shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or
Section 6.2(b)
would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such breach is curable by SG through the exercise of its best efforts, SPI may not terminate this Agreement under this paragraph (f) unless such breach has not been cured within ten (10) days after such breach is discovered by SPI; or

              (h) by SG, upon a breach of any representation, warranty, covenant or agreement on the part of SPI set forth in this Agreement, or if any representation or warranty of SPI shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; PROVIDED, HOWEVER, that if such breach is curable by SPI through the exercise of its best efforts, SG may not terminate this Agreement under this paragraph (g) unless such breach has not been cured within ten (10) days after such breach is discovered by SG.

       7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

       7.3    FEES AND EXPENSES.

              (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, that SG and SPI shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

              (b)    PAYMENTS.

                     (i) If this Agreement is terminated pursuant to Section 7.1(e), then, provided that there shall have not occurred a Material Adverse Effect on SG prior to the termination of this Agreement, SPI shall pay to SG an amount equal to 150% of documented, out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, investment banking and printing fees) (the "Transaction Fees") by SG within one business day following demand therefor;

                     (ii)   If this Agreement is terminated by SPI pursuant to
Section 7.1(g), then SG shall pay SPI an amount equal to 150% of the Transaction Fees incurred by SPI within one (1) business day following demand therefor; and

                     (iii)  If this Agreement is terminated by SG pursuant to
Section 7.1(h), then SPI shall pay SG an amount equal to 150% of the Transaction Fees incurred by SG within one (1) business day following demand therefor.

              (c) Payment of the fees described in Section 7.3(b) above shall not be in lieu of damages incurred in the event of breach of this Agreement.

       7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

       7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.


                                     ARTICLE VIII
                                  GENERAL PROVISIONS

       8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of SPI, SG and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

       8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

              (a)    if to SuperGen, Inc. or Merger Sub, to:

                     SuperGen, Inc.
                     Two Annabel Lane
                     Suite 220
                     San Ramon, California 94583
                     Attention: Dr. Joseph Rubinfeld
                     Telephone No.: (925) 327-0200
                     Telecopy No.: (925) 327-7347

                     Wilson Sonsini Goodrich & Rosati, P.C.
                     650 Page Mill Road
                     Palo Alto, California 94304-1050
                     Attention: Kathleen Bloch, Esq.
                     Telephone No.: (650) 493-9300
                     Telecopy No.: (650) 493-6811

              (b)    if to Sparta Pharmaceuticals, Inc., to:

                     Sparta Pharmaceuticals, Inc.
                     111 Rock Road
                     Horsham, Pennsylvania 19044
                     Attention: Dr. Jerry Hook
                     Telephone No.: (215) 442-1700
                     Telecopy No.: (215) 442-1827

                     with a copy to:

                     Dechert Price & Rhoads
                     Princeton Pike Corporate Center
                     997 Lenox Dr., Bldg.3, Ste. 210
                     Lawrenceville, New Jersey 08648
                     Attention:  James Marino, Esq.
                     Telephone No.: (609) 620-3230
                     Telecopy No.: (609) 620-3259

       8.3    INTERPRETATION; KNOWLEDGE.

              (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

              (b) For purposes of this Agreement (a) as it relates to SG, the term "KNOWLEDGE" means, with respect to any matter in question, the actual knowledge of such matter by any of the Chief Executive Officer, Chief Financial Officer or Controller of SG; and (b) as it relates to SPI, the term "KNOWLEDGE" means, with respect to any matter in question, the actual knowledge of such matter by any of the Chief Executive Officer, Chief Financial Officer, Vice President, accounting manager or project manager of SPI.

       8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

       8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including SPI Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.12.

       8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

       8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

       8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the Court of Chancery of Delaware or the U.S. District Court of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

       8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

       8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                                       *****

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


                                   SUPERGEN, INC.


                                   By: /s/ Jerry B. Hook
                                      -------------------------------------
                                          Name: Jerry B. Hook
                                          Title: Chairman, President & CEO


                                   ROYALE ACQUISITION CORP.


                                   By: /s/ Joseph Rubinfeld
                                      -------------------------------------
                                          Name: Joseph Rubinfeld
                                          Title: President


                                   SPARTA PHARMACEUTICALS, INC.


                                   By: /s/ Joseph Rubinfeld
                                      -------------------------------------
                                          Name: Joseph Rubinfeld
                                          Title: Chief Executive Officer,
                                                 President & Director








                         **** REORGANIZATION AGREEMENT ****